Exhibit 99.1

BIOSANTE PHARMACEUTICALS, INC.

SELECTED FINANCIAL DATA

	Year Ended December 31,					Three Months Ended March 31,
	2011	2010	2009	2008	2007	2012	2011
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$435	$2,474	$1,258	$3,781	$493	$114	$57
Expenses
Research and development	44,182	39,706	13,681	15,790	4,751	5,183	14,864
General and administration	6,982	5,940	5,374	5,125	4,331	1,832	1,594
Acquired in-process research and development	—	—	9,000	—	—	—	—
Excess consideration paid over fair value	—	—	20,192	—	—	—	—
Licensing expense	50	269	300	836	—	—	—
Depreciation and amortization	148	168	137	43	90	31	42
Total expenses	51,362	46,083	48,684	21,794	9,172	7,046	16,500
Other (expense) income — Convertible note fair value adjustment	(23)	(1,871)	33	—	—	(3,210)	(639)
Other expense — Investment impairment charge	—	(286)	—	—	—	—	—
Other interest (expense) income	(673)	(675)	(135)	588	1,095	(124)	(172)
Other income	15	245	—	—	—	2	3
Net loss	$(51,608)	$(46,196)	$(47,528)	$(17,425)	$(7,584)	$(10,264)	$(17,251)
Basic and diluted net loss per common share*	$(3.15)	$(4.21)	$(8.40)	$(3.83)	$(1.79)	$(0.53)	$(1.22)
Weighted average number of common shares and common equivalent shares outstanding*	16,398	10,985	5,659	4,551	4,248	19,378	14,127

	As of December 31,					As of March 31,
	2011	2010	2009	2008	2007	2012	2011
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$57,225	$38,155	$29,858	$14,787	$30,655	$49,474	$51,349
Total assets	62,380	44,767	36,437	17,679	31,241	54,575	56,805
Total current liabilities (includes short-term convertible senior notes in 2010)	7,228	8,183	3,930	3,853	1,516	6,085	12,633
Convertible senior notes, total long-term	17,337	17,436	16,676	—	—	10,494	18,037
Stockholders’ equity	37,815	19,147	15,830	13,826	29,725	37,996	26,136

*                 All share and per share numbers have been adjusted retroactively to reflect the one-for-six reverse stock split effected on June 1, 2012.